UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

US FOODS HOLDING CORP.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

912008109

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Clayton, Dubilier & Rice Fund VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CD&R Associates VII, Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CD&R Associates VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CD&R Investment Associates VII, Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CD&R Associates VII (Co-Investment), Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CDR USF Co-Investor, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CDR USF Co-Investor GP Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CDR USF Co-Investor No. 2, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CDR USF Co-Investor GP No. 2 Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CD&R Parallel Fund VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 912008109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) CD&R Parallel Fund Associates VII, Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (See Instructions) CO

Item 1.
(a)	Name of Issuer US Foods Holding Corp.

(b)	Address of Issuer’s Principal Executive Offices 9399 W. Higgins Road, Suite 500 Rosemont, IL 60018 (847) 720-8000
Item 2.
(a)	Name of Person Filing

Name of Person Filing	Address	Citizenship
Clayton, Dubilier & Rice Fund VII, L.P.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CD&R Associates VII, Ltd.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CD&R Associates VII, L.P.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CD&R Investment Associates VII, Ltd.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CD&R Associates VII (Co-Investment), Ltd.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CDR USF Co-Investor, L.P.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CDR USF Co-Investor GP Limited	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CDR USF Co-Investor No. 2, L.P.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CDR USF Co-Investor GP No. 2 Limited	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CD&R Parallel Fund VII, L.P.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands
CD&R Parallel Fund Associates VII, Ltd.	P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104	Cayman Islands

Clayton, Dubilier & Rice Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Investment Associates VII, Ltd., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Associates VII (Co-Investment), Ltd., CDR USF Co-Investor, L.P., CDR USF Co-Investor GP Limited, CDR USF Co-Investor No. 2, L.P., CDR USF Co-Investor GP No. 2 Limited, CD&R Parallel Fund VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. have entered into a Joint Filing Agreement, dated January 11, 2017, a copy of which is filed with this Schedule 13G as Exhibit 99.1.1, pursuant to which such reporting persons have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Exchange Act of 1934.

(b)	Address of Principal Business Office or, if none, Residence See Item 2(a) above.

(c)	Citizenship See Item 2(a) above.

(d)	Title of Class of Securities Common Stock, par value $0.01 per share

(e)	CUSIP Number 912008109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

N/A

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned: See cover pages above.

	(b)	Percent of class: See cover pages above.

	(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote See cover pages above.

(ii)	Shared power to vote or to direct the vote See cover pages above.

(iii)	Sole power to dispose or to direct the disposition of See cover pages above.

(iv)	Shared power to dispose or to direct the disposition of See cover pages above.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

See Item 4 above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A

Item 8.	Identification and Classification of Members of the Group

Each of the CD&R Affiliates is a party to the Amended and Restated Stockholders Agreement, dated as of June 1, 2016 (the “Stockholders Agreement”), among US Foods Holding Corp. (“US Foods”), KKR 2006 Fund, L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and ASF Walter Co-Invest L.P. (collectively, the “KKR Funds”) and the CD&R Affiliates. The Stockholders Agreement requires that the CD&R Affiliates and the KKR Funds vote their shares of the common stock of US Foods (the “Common Stock”) for directors that are designated in accordance with the provisions of the Stockholders Agreement. As of December 4, 2017, neither the CD&R Affiliates nor the KKR Funds had any designated directors on the board of directors of US Foods, nor were the CD&R Affiliates or the KKR Funds entitled to designate any nominees to the board of directors.

The stock ownership reported for the CD&R Affiliates does not include any shares owned by the KKR Funds. Each of the CD&R Affiliates disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement. The aggregate number of shares of Common Stock beneficially owned collectively by the CD&R Affiliates and the KKR Funds, based on available information, is approximately 0, which represents approximately 0% of the outstanding Common Stock.

Item 9.	Notice of Dissolution of Group

N/A

Item 10.	Certification

N/A

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

Date: January 11, 2018

CLAYTON, DUBILIER & RICE FUND VII, L.P.

By: CD&R Associates VII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R ASSOCIATES VII, LTD.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R ASSOCIATES VII, L.P.

By: CD&R Investment Associates VII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R INVESTMENT ASSOCIATES VII, LTD.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

CLAYTON, DUBILIER & RICE FUND VII (CO-INVESTMENT), L.P.

By: CD&R Associates VII (Co-Investment), Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R ASSOCIATES VII (CO-INVESTMENT), LTD.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

CDR USF CO-INVESTOR, L.P.

By: CDR USF Co-Investor GP Limited, its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Director

CDR USF CO-INVESTOR GP LIMITED

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Director

CDR USF CO-INVESTOR NO. 2, L.P.

By: CDR USF Co-Investor GP No. 2 Limited, its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Director

CDR USF CO-INVESTOR GP NO. 2 LIMITED

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Director

CD&R PARALLEL FUND VII, L.P.

By: CD&R Parallel Fund Associates VII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R PARALLEL FUND ASSOCIATES VII, LTD.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary